EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Map of Store Locations Available

Media Contacts:
Eve Callahan	Dan Sullivan
Lane PR	Umpqua Holdings Corporation
503-546-7867	503-727-4103
eve@lanepr.com	dansullivan@umpquabank.com

Lani Hayward	Anthony Gould
Umpqua Holdings Corporation	Western Sierra Bancorp
503-727-4132	530-698-2234
lanihayward@umpquabank.com	agould@wsnb.com

UMPQUA HOLDINGS CORPORATION COMPLETES ACQUISITION OF
CALIFORNIA-BASED WESTERN SIERRA BANCORP

Branch Locations Open Today as Signs Begin to Change

PORTLAND, Ore. - June 5, 2006 - Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., announced today the completion of its acquisition of California-based Western Sierra Bancorp (NASDAQ: WSBA) by merger on June 2, 2006. Western Sierra shareholders will receive 1.61 shares of Umpqua common stock for each share of Western Sierra common stock, giving the transaction a total value of approximately $352 million.

As of today, all Western Sierra Bancorp branches, including those of Western Sierra National Bank, Central California Bank, Lake Community Bank and Auburn Community Bank, will operate under the Umpqua Bank name. The merger adds the former Western Sierra Bancorp's 31 Northern California branches to Umpqua Bank's network of 96 Northern California, Oregon and Washington locations, for a total of 127 stores and 150 ATMs. Western Sierra associates have already been enrolled in Umpqua Bank's internal employee programs and starting today will offer Umpqua products and services in their branches. Umpqua Bank offers a complete portfolio of commercial, small business and retail banking services throughout Northern California, Oregon and Washington.

"As separate organizations, Umpqua Bank and Western Sierra already shared a strong commitment to community banking and a focus on customer service," said Davis. "Since announcing the acquisition, we have worked closely to integrate the best of both companies. The expanded Umpqua Bank provides customers, employees and shareholders with a larger bank network, increased opportunities, and the same unwavering commitment to the communities we serve. "

Ray Davis will continue to lead the combined organizations as president and CEO of Umpqua Holdings Corporation. Bill Fike, president of Umpqua Bank California, will continue to oversee Umpqua's California operations.

Approximately 12.7 million shares of Umpqua Holdings Corporation common stock will be issued in connection with the merger. The combined organization has assets of approximately $7.1 billion, deposits of approximately $5.2 billion and shareholder's equity of approximately $1.1 billion.

Pursuant to the reorganization agreement, Umpqua Holdings' board of directors has appointed former Western Sierra director Matthew Bruno to Umpqua's board. Mr. Bruno was a founding director of Central California Bank and is currently the president of Turlock Dairy and Refrigeration, Inc., a large distributor of dairy equipment.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 127 locations stretching from the greater Sacramento area and San Joaquin Valley to Seattle, Wash., as well as along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua's and Western Sierra's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

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